 Exhibit 99.1

ENPHYS ACQUISITION CORP. ANNOUNCES RECEIPT OF NOTICE OF LATE FILING FROM NYSE

New York, NY (April 22, 2022) – Enphys Acquisition Corp. (the “Company”) announced that it that received a notice from the New York Stock Exchange (the “NYSE”) indicating that the Company is not in compliance with Section 802.01E of the NYSE Listed Company Manual as a result of its failure to timely file its Quarterly Report on Form 10-K for the year ended December 31, 2021 (the “Form 10-K”) with the Securities and Exchange Commission (the “SEC”).

The NYSE informed the Company that, under NYSE rules, the Company will have six months from April 18, 2022 to file the Form 10-K with the SEC. The Company can regain compliance with the NYSE listing standards at any time prior to that date by filing its Form 10-K. If the Company fails to file the Form 10-K before the NYSE’s compliance deadline, the NYSE may grant, at its sole discretion, an extension of up to six additional months for the Company to regain compliance, depending on the specific circumstances. The notice from the NYSE also notes that the NYSE may nevertheless commence delisting proceedings at any time if it deems that the circumstances warrant.

On April 1, 2022, the Company filed a Notification of Late Filing on Form 12b-25 (the "Form 12b-25"), indicating that the filing of its Form 10-K will be delayed. Although the Company has dedicated significant resources to the completion of finalizing its audited consolidated financial statements and related disclosures for inclusion in the Form 10-K, the Company is unable to file the Form 10-K prior to April 15, 2022, the extension period provided by the 12b-25. Additional time is needed by the Company to complete its review of the financial statements included in the Form 10-K in order to ensure a complete, accurate Annual Report. The delay is due primarily to additional information needed in relation to the Company's financial statements to complete the audit. The Company is working diligently to ensure accurate disclosure in the Form 10-K and expects to file the Form 10-K on or about April 27, 2022, or soon thereafter.

About Enphys Acquisition Corp.

The Company is sponsored by Enphys Acquisition Sponsor LLC. The Company was formed for the purpose of executing a business combination with businesses which predominantly operate in Ibero-America and whose business strategy is aligned with energy transition and sustainability themes, in particular renewable energy.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements inherently involve risks and uncertainties, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact
Enphys Acquisition Corp.
Investor Relations
ir@enphys.com
+1 (646) 854 - 6565